Exhibit 10.1

LEASE AGREEMENT

between

CAMPUS RESEARCH CORPORATION,

as Landlord

and

APPLIED ENERGETICS, INC.,

as Tenant

for

Suite 1500 in Building 9070

TABLE OF CONTENTS

1.	Premises.	5
2.	Term.	5
3.	Rent.	5
4.	Project Operation Agreement.	8
5.	Landlord Services.	9
6.	Alterations.	9
7.	Use of Premises; Compliance with Laws; Conduct.	10
8.	Environmental Matters.	11
9.	Relocation.	11
10.	Reporting Requirements.	12
11.	Title.	12
12.	Condition of Premises.	12
13.	Insurance.	12
14.	Maintenance and Repairs Outside the Premises.	13
15.	Signage.	13
16.	Parking.	13
17.	Indemnification.	14
18.	Landlord’s Access.	13
19.	Default of Tenant; Landlord’s Remedies.	13
20.	Default by Landlord.	14
21.	Subleasing.	14
22.	Expiration or Termination; Holdover.	14
23.	Casualty.	15
24.	Condemnation.	15
25.	Notices.	16
26.	Estoppel Certificates.	17
27.	Landlord’s Financing.	17
28.	Brokers.	17
29.	Landlord’s Consent and Approval.	17
30.	Confidentiality.	17
31.	Arbitration; Waiver of Jury Trial.	18
32.	Additional Provisions.	18

Lease for Applied Energetics, Inc. (Tenant)

EXHIBITS

Exhibit A	-	Premises

Exhibit B	-	Internet Connectivity

Exhibit C	-	Map of Tenant Non-Exclusive Parking Area

Exhibit D	-	Disbursement Request

Exhibit E-1	-	Contractor’s Release, Waiver of Liens and Indemnification

Exhibit E-2	-	Contractor’s Partial Release, Waiver of Liens and Indemnification

Exhibit F	-	Landlord’s Work

Lease for Applied Energetics, Inc. (Tenant)

LEASE

This Lease (“Lease”) is entered into as of March 15, 2021, between CAMPUS RESEARCH CORPORATION, an Arizona non-profit corporation (“Landlord”), and APPLIED ENERGETICS, INC., a Delaware corporation registered as a foreign corporation in Arizona (“Tenant”).

The Arizona Board of Regents (“ABOR”) owns the real property known as the University of Arizona Science and Technology Park (the “UA Tech Park”), a portion of which is known as the Project. ABOR has leased the Project, including the Premises (as defined below), to Landlord under a lease dated August 5, 1994 (as amended, the “ABOR-CRC Lease”). Tenant is willing to sublease the Premises from Landlord as provided in this Lease.

In consideration of the mutual covenants contained in this Lease, the parties agree as follows:

1. Premises.

a. Lease. Landlord leases to Tenant, and Tenant leases from Landlord, the premises known as Suite 1500 (the “Suite”), a portion of the building located at 9070 South Rita Road (the “Building”) as indicated on Exhibit A, together with internet connectivity consisting of a number of addresses and an allocation of bandwidth (if any) as Landlord and Tenant may mutually agree from time to time. The initial number of addresses and bandwidth are indicated on Exhibit B. The Suite and the internet connectivity are collectively referred to as the “Premises.” Landlord hereby represents and warrants that it is not in material breach of the ABOR-CRC Lease and that it has all right and authority thereunder to enter into this Lease.

b. Area. The “Usable Area” of the Premises is 11,419 square feet and the “Rentable Area” of the Premises is 13,369 square feet (the Usable Area multiplied by the current Building load factor of 1.1708). The Rentable Area is subject to adjustment effective each January 1st during the Term if the current Building load factor is recalculated (according to reasonable engineering estimates as agreed upon in advance by the parties) following any internal or external reconfiguration of other portions of the Building.

c. Use of Common Areas. Tenant may use the common building entrances and hallways, restrooms and other common facilities of the Building (the “Common Areas”) in common with Landlord, Landlord’s invitees and other subtenants of the Building.

2. Term. The term of this Lease (“Term”) commences on May 1, 2021 (“Commencement Date”) and expires on April 30, 2026 (“Expiration Date”).

3. Rent.

a. Payment of Rent. The Annual Base Rent shall be payable in 12 equal monthly installments, commencing on or before the Commencement Date and thereafter in advance not later than the 25th day of the preceding calendar month. “Rent” consists of Base Rent plus Base Operating Costs (collectively, the Base Monthly Payment), plus Additional Rent, each as defined below.

Lease for Applied Energetics, Inc. (Tenant)

b. Base Rent.

Base Rent Schedule

Rent Year	Rent RSF	Monthly Rental	Annual Rental

May 1, 2021 – April 30, 2022	$6.7626	$7,534.10	$90,409.20
May 1, 2022 – April 30, 2023	$9.2009	$10,250.57	$123,006.83
May 1, 2023 – April 30, 2024	$11.4806	$12,790.35	$153,484.14
May 1, 2024 – April 30, 2025	$13.1740	$14,676.94	$176,123.20
May 1, 2025 – April 30, 2026	$14.9306	$16,633.93	$199,607.10

c. If the Rentable Area is adjusted under paragraph 1(b), the Annual Base Rent will remain constant but amount per square foot will adjust. The Rent will be prorated for any partial calendar months.

d. Operating Costs.

i. “Operating Costs” is the charge to Tenant for the Landlord services described in paragraph 5 below.

ii. The monthly “Base Operating Costs” are initially estimated at $8.50 per square foot of Rentable Area.

iii. If the Rentable Area is adjusted under paragraph 1(b), the Base Operating Costs will be adjusted accordingly. Before the start of each calendar year during the Term, Landlord shall give Tenant a written statement showing the Landlord’s good faith estimated Operating Costs for the upcoming calendar year and the amount, if any, by which such Operating Costs exceed the Base Operating Costs. Tenant shall pay as Additional Rent the amount by which the estimated Operating Costs exceed the Base Operating Costs for each calendar year during the Term, prorated monthly.

iv. Reconciliation. Before June 1 of each year, Landlord shall give Tenant a written statement of reconciliation showing the Landlord’s actual Operating Costs for the preceding calendar year, together with a full statement of any adjustments necessary to reconcile the amounts paid by the Tenant and the actual Operating Costs. If the reconciliation shows that additional sums are due from the Tenant, Tenant shall pay such sums to the Landlord within 30 days of receipt of the reconciliation. If the reconciliation shows that a credit is due the Tenant, such credit will be credited against the next amounts coming due from the Tenant or refunded to the Tenant, at the option of Landlord.

Lease for Applied Energetics, Inc. (Tenant)

e. Base Monthly Payment. The Base Monthly Payment consists of Base Rent plus Base Operating Costs. The initial Base Monthly Payment is estimated to be $17,003.81.

f. Additional Rent. The monthly “Additional Rent” is all sums payable by Tenant to Landlord under this Lease other than the Base Rent and Base Operating Costs. Tenant shall (i) pay before delinquency all excise, sales, transaction privilege, rental occupancy or other similar taxes payable with respect to this Lease and all real property or lease excise taxes assessed against Landlord or Tenant with respect to the Premises, and (ii) pay Landlord, with each Base Monthly Payment, Landlord’s charge for internet connectivity (if applicable) based on Tenant’s address and bandwidth allocation and the rates established by Landlord from time to time for users at the Project. The initial charge for internet connectivity is indicated on Exhibit B.

g. Fitness Center. Tenant shall pay its pro rata share of the costs of the Fitness Center (the “Fitness Center Costs”) located in Building 9052, including capital and operating costs. Tenant’s annual pro rata share of the Fitness Center Costs is initially estimated at $.10 per RSF. Tenant’s pro rata share of the Fitness Center Costs will constitute Additional Rent. A separate amount will be charged to Tenant’s employees who use the Fitness Center, subject to applicable disclosures to and authorizations from Tenant’s employees in compliance with applicable employment laws and regulations, which will be Tenant’s responsibility to obtain.

h. Late Payments. All Late Payments of Rent will include a 6% late fee to compensate Landlord for related administrative expenses and will bear interest at the rate of 10% per annum from the due date until paid. The term “Late Payment” shall mean a payment of any amount due to Landlord under this Lease which has not been made within five business days following receipt by Tenant of notice of such late payment from Landlord.

i. Security Deposit. On or before execution of this Lease, Tenant shall deposit with Landlord a “Security Deposit” of $17,004. If any of the Base Rent, Operating Costs, Additional Rent or any other sum payable by Tenant should be overdue and unpaid or if Landlord should make payments on behalf of Tenant, or if Tenant should fail to perform any of the terms of this Lease imposed upon Tenant, then Landlord may, at its option, without prejudice to any other remedy and without waiving any default thereby, apply said Security Deposit or so much thereof as may be necessary to compensate Landlord toward the payment of Rent or Additional Charges, actual expenses, costs, loss or damage (excluding indirect, incidental or consequential damages) sustained by Landlord due to such breach on the part of Tenant, and Tenant shall within 5 business days after demand restore said Security Deposit to the original sum deposited, failure to do so being a material default hereunder. Should Tenant comply with all of the terms of this Lease, said Security Deposit or any balance thereof shall be returned to Tenant or, at the option of Landlord, to the last assignee of Tenant’s interest in this Lease at the expiration of the Lease Term. Tenant expressly acknowledges and agrees, however, that said Security Deposit may be held by Landlord beyond the expiration or earlier termination of the Lease Term until all Rent and other sums due or to become due hereunder have been fully paid by Tenant, including without limitation the pro rating, billing and payment of all year-end adjustments made or to be made under this Lease. In the event of bankruptcy by or against Tenant, the Security Deposit shall be deemed immediately the property of Landlord and not part of the debtor’s estate to be applied first to the payment of Rent and Additional Charges due Landlord for the earliest period prior to filing of such proceedings.

Lease for Applied Energetics, Inc. (Tenant)

4. Project Operation Agreement. Except as may otherwise be prohibited by federal, state, or local laws or regulations, Tenant shall comply with, and shall ensure that its employees and their respective invitees comply with, all provisions applicable to an Occupant under the Project Operation Agreement between IBM and Landlord dated August 5, 1994, as amended from time to time (collectively, the “POA”), including without limitation the rules and regulations established under the POA. Landlord shall provide Tenant with a complete and accurate copy of the POA and any and all amendments or modifications thereto as soon as they become available. All defined terms used in the POA have the same meaning in this Lease unless otherwise noted.

5. Landlord Services.

a. Maintenance and Repair. Landlord shall maintain and repair the interior of the Premises in good condition and shall provide ordinary cleaning and trash removal service for the Premises. Landlord shall pay all charges allocated to the Premises under the POA, including Common Services Expense and Utility Usage Charges. Tenant’s reimbursement to Landlord for Landlord services is included in the Operating Costs as defined in paragraph 3(b). Utility Usage Charges (as defined in Section 5.2 of the POA) will initially be apportioned based on the Rentable Area, but if Landlord reasonably determines that Tenant’s usage is disproportionate to the Rentable Area of the Premises, then allocations related to Utility Usage Charges will be based on metering or reasonable engineering estimates as provided for in Section 5.3 of the POA. Tenant, and not Landlord, shall obtain and timely pay for any other utilities or telephone installation and services for the Premises.

b. Tenant Improvements. After the Commencement Date of the Lease, and on Tenant’s compliance with subsections 6(a), (b), (c), and (d) above, Landlord shall provide Tenant a tenant improvement allowance of $10,026.75 (the “Allowance”), payable to Tenant or Tenant’s contractors within 15 business days following delivery by Tenant to Landlord of a disbursement request accompanied by the pertinent contractor invoices in the format identified on Exhibit D, Tenant’s written approval that the subject of the disbursement request is satisfactory to Tenant, and conditional lien waivers for such disbursement request, all in the format identified on Exhibit E. From and after May 1, 2022, Tenant will not be entitled to obtain further advances of the Allowance even if the full Allowance has not been disbursed as of such date, and even though tenant improvement costs of Tenant remain unpaid as of such date.

Lease for Applied Energetics, Inc. (Tenant)

6. Alterations.

a. Defined. “Alterations” means any alterations or improvements by Tenant to the Premises. Tenant shall not make any Alterations without Landlord’s written consent, which consent will not unreasonably be withheld but which may be given subject to reasonable conditions. If Tenant requests Landlord’s agents, employees, contractors, or vendors to assist in the installation of tenant improvements or to make other changes to the Premises, then Tenant shall pay Landlord a reasonable sum, as determined by Landlord in its sole discretion, for such employees’ time and assistance. Before commencing any Alterations, Tenant shall deliver to Landlord final plans and specifications for review and approval by Landlord and its consultants, which approval will not unreasonably be withheld.

b. Compliance. Tenant shall not commence any Alterations until Tenant has provided Landlord with written authority to proceed from the State Fire Marshal. Tenant shall perform any Alterations in accordance with the Standard (as defined in the POA); in conformity with all applicable laws, regulations, codes, the POA, the UA Tech Park Development Guidelines, and the UA Tech Park Development Review Process Guide; with all necessary permits, licenses and certificates; and in substantial compliance with the plans and specifications approved by Landlord.

c. As-Built Drawings. On completion of any Alterations, Tenant shall provide Landlord with a set of as-built drawings of the subject portion of the Premises both in hard copy and in a standard electronic computer assisted design (“CAD”) format. Failure of Tenant to provide the as-built drawings to Landlord, both electronically and in hard-copy format within a reasonable period of time following receipt by Tenant of notice of such failure, will constitute a Default by Tenant under this Lease. During construction of any Alterations, Tenant shall use commercially reasonable efforts to prevent undue interference with access to and use of the remainder of the Building and the businesses operated in the Building; provided, however, that if Tenant uses Landlord’s agents, employees, contractors, or vendors to assist in the installation of tenant improvements or to make other changes to the Premises in accordance with Section 6.a. of this Lease, then Landlord shall use commercially reasonable efforts to ensure that such agents, employees, contractors or vendors do not cause any such interference.

d. Liens. Tenant shall not cause any liens to be created or imposed against the Project, the Building or the Premises. In any event, Tenant shall immediately pay, cure, discharge or bond around any such lien within a reasonable time following receipt by Tenant of notice of such lien..

e. Insurance. In connection with all construction and any Alterations performed by or on behalf of Tenant, Tenant or Tenant’s general contractor shall maintain a policy of public liability and builder’s risk form of casualty insurance with limits of not less than two million dollars ($2,000,000), and with the following named as additional insureds: Landlord, the State of Arizona, ABOR, The University of Arizona, the Managing Operator under the POA (currently IBM), Wells Fargo Bank, N.A. (or its successors) and, on Landlord’s request, any other lenders providing financing to Landlord which is secured by the Project, the Building or the Premises. Tenant shall deliver a certificate evidencing such insurance to Landlord before commencing construction.

Lease for Applied Energetics, Inc. (Tenant)

7. Use of Premises; Compliance with Laws; Conduct.

a. Tenant may use the Premises for general office, administration and research and development activities associated with directed energy systems.

b. Tenant agrees to maintain and use, and to require in any permitted sublease that the Premises must be maintained and used as a “project” in a “research park” under and in accordance with applicable laws, including without limitation, Arizona Revised Statutes 35-701 et seq. and 15-1636, for so long as and to the extent that the Premises are the subject of financing under Arizona Revised Statutes 35-701 et seq. or are designated as a “research park.” Tenant further agrees that it shall not engage in or allow any permitted subtenant to engage in “unlimited manufacturing” so long as the Premises are designated as a “research park.”

c. Tenant shall comply with all statutes, rules, ordinances, orders, codes and regulations that are applicable to Tenant’s use, improvement or occupancy of the Premises. Tenant shall not conduct activities that may be dangerous to life, limb or property. The rules promulgated under the POA generally prohibit the presence of animals in the Premises. If, in the future, the rules permit the presence of animals, then Tenant shall nevertheless be prohibited from bringing animals into the Premises for laboratory use without Landlord’s written consent, which consent may be subject to health, safety and insurance conditions imposed by Landlord from time to time but otherwise will not unreasonably be withheld.

d. Tenant may not bring or maintain, and shall cause any subtenants to not bring or maintain, any infectious substances above Biosafety Level 1 (as established by Biosafety in Microbiological and Biomedical Laboratories, 4th Edition, published by the Center for Disease Control and the National Institutes of Health, as revised or supplemented from time to time (“BMBL”) on the Premises for any purpose without Landlord’s written consent, which may be granted or withheld in Landlord’s sole discretion, and which consent may be subject to health, safety and insurance conditions imposed by Landlord from time to time (including without limitation review by The University of Arizona’s Institutional Biosafety Committee). In connection with the use of infectious substances on the Premises, Tenant shall comply with the applicable procedures and protocols set forth in BMBL.

e. Tenant shall conduct its activities in the Premises in such a manner that (i) no unreasonably disturbing noise from the Premises is audible in the Premises of any other user of the Building or Project or disturbs any person in the Common Areas, (ii) no unreasonably offensive odors are detectable outside the Premises, and (iii) no unreasonably dangerous or unsafe activities are conducted on the Premises. However, with respect to occasional activities outside of the normal course of business such as equipment deliveries, construction, remodeling and painting, Tenant shall make reasonable efforts to minimize any disturbing noise and offensive odors emanating from the Premises.

Lease for Applied Energetics, Inc. (Tenant)

f. Tenant shall comply, and cause its subtenants to comply, with A.R.S. §36-601.01 (Smoke-Free Arizona Act). In addition, Tenant shall use reasonable efforts to cause its employees and invitees at the Premises not to smoke within thirty-five feet of the Building or any other Building at the Project unless within designated smoking areas.

8. Environmental Matters.

a. Compliance. Tenant shall comply with all laws and regulations now in effect or hereafter enacted relating to the regulation or protection of the environment, including the ambient air, groundwater, surface water, and land use, including sub-surface land (together, “Environmental Laws”). Tenant shall immediately notify Landlord of (i) any correspondence or communication received by Tenant from any governmental entity regarding the application of any Environmental Laws to the Premises or Tenant’s use and occupancy of or operations conducted on the Premises, or (ii) the presence, release or discharge known to the Tenant on or from the Premises of any hazardous material or substance regulated under any Environmental Laws.

b. Environmental Indemnification. Tenant shall indemnify, defend and hold harmless Landlord, the State of Arizona, ABOR, the University of Arizona, and their respective agents, successors and assigns from and against any loss, damage, cost, expense or liability (including, without limitation, costs and attorneys’ fees) directly or indirectly arising out of or attributable to the use, generation, manufacture, production storage, release, discharge, disposal or presence on or from the Premises (or off-site of the Premises) of any hazardous material or substance regulated under any Environmental Laws caused by Tenant and its employees, agents, contractors, licensees and invitees, including, without limitation, the costs of any required or necessary repairs, cleanup, decontamination or detoxification of the Premises and the preparation and implementation of any closure, remedial or other required plans.

c. Decontamination. If, at any time during the Term, Tenant operates a chemistry laboratory in the Premises or otherwise stores or uses chemicals or hazardous materials in the Premises, then within 30 days following the expiration or sooner termination of this Lease, Tenant shall deliver to Landlord a decontamination report prepared by a qualified environmental consultant that describes in reasonable detail the Tenant’s reasonable procedures undertaken to remove the chemicals or hazardous materials from the Premises and to clean the pertinent areas of the Premises.

d. Survival. The provisions of this paragraph survive the termination, cancellation or expiration of this Lease.

9. Relocation. Landlord reserves the right at its sole discretion to relocate the Tenant to other premises within the Building or the Project which are reasonably suitable for the Tenant’s use and occupancy of the Premises effective as of the date provided in a notice delivered by Landlord to Tenant describing the proposed relocation, but not sooner than 90 days after the date of the notice. If Landlord relocates Tenant under this paragraph, Landlord shall pay directly or reimburse Tenant for the costs (subject to Landlord’s prior approval, which will not unreasonably be withheld) of moving Tenant’s personal property and such fixtures installed by Tenant that can be removed without causing damage to the Premises.

Lease for Applied Energetics, Inc. (Tenant)

10. Reporting Requirements. On April 1 of each year during the Term, Tenant shall provide Landlord a report showing the number of Tenant’s employees at the Project, the annualized total payroll (with and without benefits), and the number of Tenant’s employees residing within the Vail School District. In addition, Tenant shall provide Landlord with such other information as Landlord may from time to time reasonably request, such as information on Tenant’s expenditures on equipment, tenant improvements, and other construction activities at the Project, hotel and restaurant expenses, and personal service items. Landlord shall keep such information confidential except as required by law; provided, however, that Landlord may incorporate such information, without Tenant’s data being specifically identified, into non-confidential reports concerning aggregate employment and payroll statistics for the Project, and Landlord may provide the information to third parties who have executed non-disclosure agreements.

11. Title. Tenant’s lease of the Premises is subject to, without limitation, the following instruments and agreements and the rights created therein: the POA; the ABOR-CRC Lease as amended from time to time; the First Amended and Restated Declaration of Covenants and Restrictions recorded in the Office of the Pima County Recorder at Docket 10480 commencing at Page 311; and the Leasehold Deed of Trust, Assignment of Rents, Security Agreement and Fixture Filing recorded in the Office of the Pima County Recorder at 11832 commencing at Page 1003. Landlord hereby represents and warrants that it is in compliance with any applicable requirements contained in the aforementioned agreements and instruments. Tenant shall not violate or cause Landlord to be in violation of any of the aforementioned agreements and instruments.

12. Condition of Premises. Tenant shall take possession of the Premises “AS-IS, WHERE IS AND WITH ALL FAULTS.” Tenant acknowledges and agrees that Landlord has not made and Tenant has not relied on and will not rely on any representation, warranty, assurance or guaranty whatsoever, express or implied, oral or written, regarding the condition of the Premises or the Building, the suitability of the Premises for Tenant’s use, or any other matter pertaining to the Premises.

13. Insurance. Tenant agrees that it will at all times during the term of this Lease maintain the insurance policies required by the POA. Tenant shall name the following as additional insureds on all of its insurance policies: Landlord, ABOR, the State of Arizona, the University of Arizona, the Managing Operator under the POA (currently IBM), Wells Fargo Bank, N.A. (or its successors) and, at Landlord’s request, any other lenders providing financing to Landlord. Tenant’s commercial general liability insurance shall insure against the pollution and environmental risks created by Tenant’s research activities, but may exclude acts of vandalism. Tenant shall, before taking occupancy of the Premises, provide Landlord with certificates evidencing the insurance policies, and shall provide Landlord with copies of the policies on Landlord’s request.

Lease for Applied Energetics, Inc. (Tenant)

14. Maintenance and Repairs Outside the Premises. Landlord shall maintain, repair and replace the building exterior walls, roof and structural elements, HVAC system, plumbing (to the fixtures in the Premises) and electrical system (to the lighting fixtures and outlets in the Premises) in a commercially reasonable manner and condition, and will have the right to enter the Premises at all reasonable times in connection with maintenance and repairs; provided, however, that Tenant shall reimburse Landlord for such maintenance and repairs to the extent occasioned by the negligence or willful acts of Tenant, its employees and their respective invitees. Notwithstanding any other provision of this Lease, Tenant shall repair any damage to the Premises, the Building or the Project caused by Tenant, its employees and their respective invitees, regardless of whether caused by their negligence or otherwise.

15. Signage. Landlord shall install or cause to be installed exterior signage in accordance with the POA. Subject to Landlord’s prior review and approval, Tenant may place signs within the Premises.

16. Parking. Tenant and Tenant’s employees, agents, contractors and invitees may use the non-exclusive parking spaces allocated to Landlord under the POA. Tenant shall make all reasonable efforts to cause its employees, agents, contractors and invitees to park only in the area indicated in Exhibit C. Tenant will provide its employees with copies of all POA parking rules and regulations that may be promulgated or amended from time to time and provided to Tenant by Landlord.

17. Indemnification. Tenant shall indemnify Landlord and hold Landlord, the State of Arizona, ABOR, and The University of Arizona and their respective agents, successors and assigns harmless from and against any and all claims of any nature in connection with Tenant’s breach of any of the provisions of this Lease or Tenant’s occupancy or use of the Premises, the Project or Common Areas (including, without limitation, claims based on the conduct of Tenant, its employees and their respective invitees, whether or not resulting from their negligence), except to the extent caused by Landlord’s negligence or willful misconduct. Landlord shall promptly notify Tenant of any such claim; provided, however, that Landlord’s failure to notify Tenant will not relieve Tenant of any obligation under this paragraph.

18. Landlord’s Access. Landlord has the right to enter and inspect the Premises and to show the Premises to prospective mortgagees, subtenants and tenants at all reasonable times during Tenant’s business hours and on reasonable written, oral or telephonic notice to Tenant.

19. Default of Tenant; Landlord’s Remedies.

The following events, or any of them, committed by Tenant, will constitute a material breach and default by Tenant of this Lease:

a. Failing to pay when due any installment or installments of Rent or any other monetary obligation of Tenant under this Lease, if such failure continues unremedied for a period of five business days following written notice thereof given by Landlord to Tenant; or

Lease for Applied Energetics, Inc. (Tenant)

b. Defaulting in the observance or performance of any other material covenant, agreement or obligation of Tenant contained in this Lease if such default continues for 10 days after Landlord gives written notice thereof to Tenant (provided Tenant will not be deemed to be in default if the default is not reasonably subject to cure within that 10-day period, and Tenant commences the curing of such default within the 10-day period and thereafter continuously prosecutes the curing thereof with diligence, and in all events completes the cure within 90 days after Landlord’s original notice).

In the event of any default by Tenant that is not cured within the applicable cure period (if any), Landlord may, at its option, and without further notice or demand, do any or all of the following: (i) terminate this Lease, enter in and on the Premises with or without process of law and remove all persons therefrom; (ii) cure the default for the account of Tenant, in which event Tenant shall reimburse Landlord with interest from the time incurred to the time repaid at the rate of 10% per annum; and (iii) exercise any and all other legal and equitable remedies.

20. Default by Landlord. In the event that Landlord defaults in the observance or performance of any covenant, agreement or obligation of Landlord contained in this Lease, and such default continues for 15 days after Tenant gives written notice thereof to Landlord (provided Landlord will not be deemed to be in default if Landlord commences the curing of such default within the 15-day period and thereafter continuously prosecutes the curing thereof with diligence), then Tenant’s exclusive remedy is to terminate this Lease.

21. Subleasing. Tenant may not assign or sublease any or all of its interest in this Lease without Landlord’s prior written consent, which consent may be withheld in Landlord’s sole discretion. Notwithstanding any assignment or sublease, Tenant shall remain primarily liable for the performance of Tenant’s obligations under this Lease. Whether or not Landlord has consented to an assignment or sublease, the amount by which the consideration received by Tenant under any such assignment or sublease exceeds, in any month, the rent and other amounts payable by Tenant under this Lease will be payable by Tenant directly to Landlord as additional rent on or before the last day of each such month.

22. Expiration or Termination; Holdover.

a. Surrender of Premises. On the expiration of the Term or sooner termination of this Lease, Tenant shall peaceably quit and surrender the Premises in reasonably good condition and repair and broom clean; Tenant shall reimburse Landlord on demand for Landlord’s cost to clean the Premises if Tenant fails to do so adequately. Except as otherwise provided in this paragraph 22, no later than 30 days before the expiration of the Term or sooner termination of this Lease, Landlord shall determine in writing which Alterations will become the property of Landlord and which Alterations will be removed by Tenant. All of Tenant’s trade fixtures will remain the property of Tenant and shall be removed by Tenant before the expiration or sooner termination of this Lease. Tenant shall promptly repair all damage to the Premises caused by removal of any such trade fixtures.

Lease for Applied Energetics, Inc. (Tenant)

b. Removal of Alterations. On receipt of Landlord’s notice described in Section 22.a. above, Tenant shall remove the Alterations that Landlord designated for removal and shall restore the Premises to at least the condition existing at the Commencement Date.

c. Holdover. If Tenant (or anyone claiming under Tenant) remains in possession of the Premises beyond the expiration of the Term or fails to timely complete the work required to leave the Premises in the condition required by this Lease, then Tenant will be deemed to be holding over. In such event, and without relieving Tenant of liability for breach for having held over, Tenant’s possession of the Premises will continue on a month to month basis on the terms and conditions of this Lease except the monthly Base Rent will equal 150% of the monthly Base Rent in effect immediately before the expiration of the Term.

23. Casualty.

a. For the purpose hereof, “Casualty” means damage or destruction by fire, flood or other cause.

b. If there is Casualty resulting in damage to (i) less than 25% of the Usable Area of the Premises or (ii) any portion of the Building other than the Premises that materially interrupts the utility systems serving the Premises or Tenant’s access to the Premises, and the Premises or the Building (as the case may be) can, in Landlord’s opinion reasonably exercised, be repaired within 3 months from the date of the Casualty, then this Lease will continue in full force and effect. In such event, the Base Rent will be equitably abated (to the extent of applicable rent insurance received by Landlord) as of the date of the Casualty until the restoration is substantially completed. Landlord’s opinion will be delivered to Tenant within 10 days following the date of the Casualty. Landlord’s opinion will be made in good faith and will consider and include as part of the evaluation the period of time necessary to obtain the required approvals of the insurer and any mortgagee, to order and obtain materials, and to engage contractors. If the Casualty does not result in the termination of this Lease, Landlord shall make a good faith effort to cause the Managing Operator under the POA to restore the Premises under Section 9.6 of the POA. Landlord will in no event be obligated to expend for restoration any amount in excess of the net insurance proceeds (excluding rental interruption insurance) paid to Landlord with respect to the Casualty. During the restoration period, Tenant may temporarily relocate its furniture, fixtures and equipment to other premises (it being understood that such premises may not be at the Building or the Project without the mutual agreement of Landlord and Tenant).

c. If a Casualty does not meet the conditions set forth in the first sentence of subparagraph (b), then either party may terminate the Lease by notice to the other within 20 days from the date of the Casualty or on which Landlord’s opinion is delivered to Tenant, whichever is applicable. On termination, Base Rent will be equitably abated as of the date of the Casualty.

24. Condemnation. If all or any portion of the Premises is taken under the power of eminent domain, or sold under the threat of the exercise of said power (together, “Condemnation”), this Lease will continue in full force and effect and the Rent will not be abated. In such event, Tenant may assert a claim against the condemning authority for the damage suffered by Tenant as a result of the Condemnation. Notwithstanding the foregoing, if (i) 25% or more of the Usable Area of the Premises is taken in a Condemnation; or (ii) the Condemnation of any portion of the Building other than the Premises materially interrupts the utility systems serving the Premises or Tenant’s access to the Premises and such interruption is not remedied by Landlord within 30 days following the Condemnation; then the Rent will be equitably abated and Tenant will have the right to terminate this Lease by providing notice to Landlord within 45 days following the date on which the condemning authority took possession of the Premises or Building. If Tenant timely delivers such notice, this Lease will terminate 30 days after the date of the notice.

Lease for Applied Energetics, Inc. (Tenant)

25. Notices. Any notice must be in writing and will be deemed to have been given when mailed by registered or certified mail, electronic mail, or personally delivered with receipt of acceptance, and addressed to Landlord at:

Campus Research Corporation

c/o The University of Arizona Science and Technology Park

9070 South Rita Road, Suite 1750

Tucson, Arizona 85747

Attn.: Ken Marcus, Executive Vice President & Chief Financial Officer

E-mail: kmarcus@uatechpark.org

with a copy to:

Miller, Pitt, Feldman & McAnally, P.C.

One South Church Avenue, Suite 1000

Tucson, Arizona 85701-1620

Attn.: T. Patrick Griffin

E-mail: pgriffin@mpfmlaw.com

and addressed to Tenant at:

Applied Energetics, Inc.

9070 South Rita Road, Suite 1500

Tucson, Arizona 85747

Attn: Gregory J. Quarles, CEO and President

E-mail: gquarles@aergs.com

with a copy to:

Masur Griffitts Avidor, LLP

65 Reade Street, Suite 3A

New York, NY 10007

Attn.: Mary P. O’Hara

E-mail: mohara@masur.com

or at such other address as either party may from time to time designate in writing to the other in accordance with this paragraph.

Lease for Applied Energetics, Inc. (Tenant)

26. Estoppel Certificates. Tenant shall, within 5 business days of Landlord’s written request, execute, acknowledge and deliver to Landlord a written certification stating (i) that this Lease is unmodified and in full force and effect, or, if modified, stating the nature of the modification, (ii) the date to which the rent is paid in advance, and (iii) that there are not, to Tenant’s knowledge, any uncured defaults on the part of Landlord under this Lease, or specifying such defaults if any are claimed. Tenant’s failure to timely deliver such certificate will be conclusive on Tenant (i) that this Lease is in full force and effect, without modification, as may be represented by Landlord, (ii) that there are no uncured defaults in Landlord’s performance, and (iii) that not more than one month’s rent has been paid in advance. In addition, if requested by Landlord or ABOR, Tenant shall execute an estoppel certificate acknowledging the right of ABOR to enforce directly this Lease on written notification from ABOR that Landlord is in default under the ABOR-CRC Lease. Until such notification is rescinded, Tenant shall pay to ABOR all Rent and Additional Rent payable by Tenant to Landlord under this Lease.

27. Landlord’s Financing. At Landlord’s option, this Lease may be subordinated to the interest of the holder under any ground lease, mortgage, deed of trust, or any other hypothecation for security placed on the Premises, and to any and all advances made on the security thereof and to all renewals, refundings, modifications, consolidations, replacements and extensions thereof. Tenant agrees to execute any documents required to effectuate such subordination in commercially reasonable form, and if Tenant fails to do so within 10 days after written demand, Tenant irrevocably appoints Landlord as Tenant’s attorney-in-fact and in Tenant’s name, place and stead to do so. Tenant agrees to attorn to any person, firm or corporation purchasing or otherwise acquiring the Premises and/or any interest in this Lease, or any portion thereof, as if such person, firm or corporation had been named as Landlord herein.

28. Brokers. Landlord and Tenant each warrant to the other that neither has dealt with or engaged any brokers. Landlord and Tenant each agree to hold the other harmless against any claim or liability, as well as court costs and legal fees, arising out of facts or circumstances contrary to the foregoing warranties.

29. Landlord’s Consent and Approval. With respect to all provisions of this Lease where Landlord’s consent or approval is required, such consent must be in writing, and unless otherwise provided, will not be unreasonably withheld by Landlord. In the event Tenant believes that Landlord’s withholding of any required consent or approval is unreasonable, Tenant may submit any issue regarding the reasonableness of Landlord’s withholding consent or approval (but not of Landlord’s good faith in so withholding such consent or approval) to arbitration in accordance with the pertinent provisions of this Lease. In the event that any withholding of consent or approval by Landlord is determined to be unreasonable, the fact that Landlord withheld its consent will in no event be deemed or considered to be or have been a breach of this Lease or interference with Tenant’s right of quiet enjoyment of the Premises.

30. Confidentiality. Tenant shall keep confidential and may not disclose the terms of this Lease without Landlord’s prior written consent, which Landlord may withhold in its sole discretion; provided, however, that Tenant may, on prior written notice to Landlord, disclose the terms of this Lease to Tenant’s attorneys and auditors and as otherwise required by law.

Lease for Applied Energetics, Inc. (Tenant)

31. Arbitration; Waiver of Jury Trial. Any controversy or claim arising out of or relating to this Agreement must be resolved by binding arbitration in Tucson, Arizona before a single arbitrator under the Commercial Arbitration Rules promulgated by the American Arbitration Association from time to time and the expedited procedures thereunder (the “Rules”), except that the arbitration will not administered by the American Arbitration Association. A party desiring arbitration shall demand arbitration in a written notice to the other party specifying all matters to be submitted to arbitration as well as the name and address of a person selected by it as an arbitrator. In the event the parties are unable to agree on an arbitrator within 10 days of a party’s demand to the other to submit to arbitration, the parties shall request that the Presiding Civil Judge of the Pima County Superior Court select the arbitrator. Any award rendered will include an award in favor of the prevailing party to pay all reasonable costs and attorneys’ fees incurred by the prevailing party as well as the cost of the arbitration. Judgment on the award rendered by the arbitrator may be entered in any court of competent jurisdiction. LANDLORD AND TENANT EACH WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING BROUGHT BY EITHER PARTY AGAINST THE OTHER REGARDING ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE AND TENANT’S OCCUPANCY OR USE OF THE PREMISES.

32. Additional Provisions.

a. Authority. Each party represents to the other that the person signing this Lease on its behalf is properly authorized to do so.

b. Amendment. None of the covenants, terms or conditions of this Lease may in any manner be altered, waived, modified, changed or abandoned, except by written instrument duly signed and acknowledged by the parties.

c. Arizona Law. This Lease is made under and will be interpreted according to Arizona law, without regard to conflict of laws principles.

d. Cumulative Remedies. The various rights, powers, options, recourse, and remedies of Landlord and Tenant in this Lease will be construed as cumulative and no one of them is exclusive of the other, or is exclusive of any remedies allowed by law.

e. No Consequential, Speculative or Punitive Damages. Landlord and Tenant waive any claim for consequential, speculative or punitive damages.

f. Attorneys’ Fees. If either party brings an action or arbitration to enforce the provisions hereof or to declare rights under this Lease, the prevailing party will be entitled to recover from the other party its reasonable attorneys’ fees and costs, as fixed by the court or arbitrator, in accordance with Arizona Revised Statutes Section 12-341.01.

Lease for Applied Energetics, Inc. (Tenant)

g. Time. Time is of the essence of this Lease and of each obligation to be performed under this Lease. In the event that the day on which either party is required to take any action under this Lease is not a business day, such action may be taken on the next succeeding business day.

h. Force Majeure. The time for performance by Landlord or Tenant of their obligations under this Lease will be extended by the period of delay caused by force majeure. For the purposes hereof, “force majeure” means war, natural disaster, strikes, walkouts or other labor industrial disturbance, order of any government, public health authority, court or regulatory body having jurisdiction, shortages of materials, blockade, riot, civil disorder, or any similar cause beyond the reasonable control of the party obligated to render performance (but excluding financial inability to perform, however caused).

i. No Waiver. No delay of Landlord or Tenant in enforcing any right, remedy, privilege or recourse accorded to Landlord or Tenant, either by the express terms of this Lease or by law, affect, diminish, suspend or exhaust any of such rights, remedies, privileges or recourses. No act, omission, waiver, acquiescence or forgiveness by Landlord as to any failure of performance by Tenant of any provision of this Lease will be deemed or construed to be a waiver by Landlord of the right at all times in the future to insist on the timely, full and complete performance by Tenant of each provision of this Lease.

j. No Recording. Neither party may record this Lease.

k. Successors and Assigns. Each and all of the covenants, agreements, obligations, conditions and provisions of this Lease inure to the benefit of and bind the parties and their respective successors and permitted assigns.

l. Further Assurances. The parties shall execute such other documents, agreements or instruments as either party may reasonably request to implement the purpose of this Lease.

m. Severability. The invalidity of any provision of this Lease, as determined by a court of competent jurisdiction, will in no way affect the validity of any other provision hereof except to the extent such invalidity renders any such other provision unnecessary or unreasonable to enforce or unreasonably preclude the use and occupancy of the Premises by Tenant for its intended purposes. If any provision of this Lease is capable of two constructions, one of which would render the provision void, and the other of which would render the provision valid, then the provision will have the meaning which renders it valid.

n. Integration. This Lease contains the entire integrated agreement between the parties as to the Premises, and supersedes any oral statements or representations or prior written matter not contained in this instrument.

o. Construction of Lease. The provisions of this Lease will not be construed in favor of or against either party, but will be construed as if both parties prepared this Lease.

p. Captions. The captions used herein are for convenience only and are not a part of this Lease and do not in any way limit or amplify the terms and provisions hereof.

q. Counterparts. This Lease may be executed in counterparts, and will not be effective until each party has executed and delivered a counterpart hereof to the other party.

[Signature blocks on next page.]

Lease for Applied Energetics, Inc. (Tenant)

IN WITNESS WHEREOF, the parties executed this Lease effective the day and year first written above.

CAMPUS RESEARCH CORPORATION, an Arizona nonprofit corporation		APPLIED ENERGETICS, INC., a Delaware corporation

By:	/s/ Thomas w. warne	By:	/s/ Gregory J. Quarles
Name:	Thomas w. warne	Name:	Gregory J. Quarles
Its:	chairman	Its:	Chief Executive Officer and President

Lease for Applied Energetics, Inc. (Tenant)

EXHIBIT A

Premises in Suite 1500 at 9070 S. Rita Road

EXHIBIT A

1
2
3
4
5
6
7
8
9
A
B
C
D

THE UNIVERSITY OF ARIZONA
TECH PARKS ARIZONA

1"=20'-0" 9070 - 1

Floor Plan March 8, 2021

EXHIBIT B

Internet Connectivity

University of Arizona Science and Technology Park High-Speed Internet.

Campus Research Corporation offers a shared T1 internet, secured by firewall, for each user of your network, complete with an external IP address and tenant manageable router. The tenant managed router component provides your IT department/person with the ability to publish external resources, such as a web or e-mail server, unique to your requirements at a cost of $_________ per month, per port. Additional specialized bandwidth or configuration assistance and support is also available on request at additional costs.

Tenant shall initial the appropriate space indicating whether it accepts or rejects Landlord’s internet service.

Tenant accepts Landlord’s internet service: ________

Tenant rejects Landlord’s internet service: ________

EXHIBIT C

Map of Tenant Non-Exclusive Parking Area

THE UNIVERSITY OF ARIZONA
TECH PARK

REC. CENTER
9016
9012
GLOBAL SOLAR
LOT 1
LOT 10
9024
9022
9020
9032
9030
LOT 2
LOT 2
LOT 2
RITA
ROAD
LOT 9
TO KOLB ROAD
9042
9040
9052
LOT 3
LOT 4
9062
9060
LOT 8
LOT 5
9072
9070
LOT 7
LOT 6
Exhibit C to Lease
Lot #6 Non Exclusive
Parking
TRAFFIC LIGHT
TO I-10

EXHIBIT D

Disbursement Request

TO: Campus Research Corporation

FROM:_________________________

DATE:_________________________

1.	Tenant Improvement Allowance	$	___________

2.	Previous Disbursements	$	___________

3.	Request for Disbursement	$	___________

SUBMITTED BY:

_______________________________________ [Tenant]

By: ___________________________________

Name: _________________________________

Its:

[All contractor invoices supporting this Disbursement Request must be attached to this Request].

Exhibit E-1

CONTRACTOR’S RELEASE, WAIVER OF LIENS AND INDEMNIFICATION

To: ______________________________

Project: _______________________________

The undersigned, in consideration of payments made to it:

1. Waives and releases all actions, debts, claims and demands against ____________________________ on account of all work, services, equipment and materials performed or furnished by it, in connection with the construction of tenant improvements or facilities on __________________________’s leased property referred to above; and

2. Waives and releases any mechanics’, materialmen’s security or like liens on account of such work, services, equipment and materials, and all rights to file any such lien in the future against the real property and any personal property located thereon;

3. Agrees to promptly pay and release of record all mechanics’, materialmen’s, security and like liens filed by others in connection with such work, services, equipment and materials, which may now or in the future affect said real property and any personal property thereon, and to indemnify and save ________________________ and its employees, representatives and agents harmless from and defend them against any action, claim or demand, and reimburse them for all expenses (including attorneys’ and witnesses’ fees and court costs) incurred because of any such actions, claims, demands or lien or the enforcement thereof.

Dated: ___________

By:
Name:
Title:

STATE OF ______________ )

                                                 ) ss:

COUNTY OF ____________ )

The foregoing instrument was acknowledged before me this _____ day of ___________, 20____, by ______________________________, the _________________________________ of _____________________________________, on behalf of the ________________________.

Notary Public
My commission expires:

Exhibit E-2

CONTRACTOR’S PARTIAL RELEASE,

WAIVER OF LIENS AND INDEMNIFICATION

To: ______________________________

Project: _______________________________

The undersigned, in consideration of payments made to it:

1. Waives and releases all actions, debts, claims and demands against ____________________________ on account of all work, services, equipment and materials performed or furnished by it, in connection with the construction of tenant improvements or facilities on __________________________’s leased property referred to above before the date of this release, except only for the sum of $____________ that remains unpaid; and

2. Waives and releases any mechanics’, materialmen’s security or like liens on account of such work, services, equipment and materials, and all rights to file any such lien in the future against the real property and any personal property located thereon to the extent of such payment received by it; and

3. Agrees to promptly pay and release of record all mechanics’, materialmen’s, security and like liens filed by others in connection with such work, services, equipment and materials, which may now or in the future affect said real property and any personal property thereon, and to indemnify and save ____________ and its employees, representatives and agents harmless from and defend them against any action, claim or demand, and reimburse them for all expenses (including attorneys’ and witnesses’ fees and court costs) incurred because of any such actions, claims, demands or liens or the enforcement thereof. The undersigned represents that the total of all sums now due it and its subcontractors, materialmen, suppliers and others working for the undersigned on this Project does not exceed $ _______________.

Dated: __________________.

By:
Name:
Title:

STATE OF ______________ )

                                                 ) ss:

COUNTY OF ____________ )

The foregoing instrument was acknowledged before me this _____ day of ___________, 20____, by ______________________________, the _________________________________ of _____________________________________, on behalf of the ________________________.

Notary Public
My commission expires:

EXHIBIT F

Landlord’s Work

Replace sink with necessary cabinetary.

[OR DELETE EXHIBIT F IF NO LANDLORD’S WORK]